Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ announces Second Quarter 2012 Results

REDDING, California, July 27, 2012/ PR Newswire—Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ: BOCH), a $962.5 million bank holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™

(a division of Redding Bank of Commerce) (the “Bank”), and Bank of Commerce Mortgage™ today reported net income available to common shareholders of $2.0 million and diluted earnings per share (EPS) of $0.12 for the second quarter 2012.

Financial Highlights

•

Net income available to common shareholders of $2.0 million reflects a 60% increase over the $1.3 million reported for the quarter ended June 30, 2011, and a slight increase over the $1.9 million recorded for the first quarter 2012.

•	Diluted EPS of $0.12 compares to $0.07 reported for the same period a year ago and $0.11 for the prior quarter ended March 31, 2012.

•	Loan loss provisions for the second quarter were $1.7 million compared to $2.6 million for the second quarter 2011 and $1.3 million for the prior quarter ended March 31, 2012.

•	Nonperforming assets represented 2.41% of total assets in the current period versus 2.49% for the quarter ended June 30, 2011, and 2.45% for the quarter ended March 31, 2012.

•

Mortgage banking revenue for the three months ended June 30, 2012 of $6.1 million reflects an increase of 141% over the $2.6 million reported for the same period a year ago; historically low interest rates continue to drive new loan originations and refinancing activities.

Patrick J. Moty, President and CEO commented: “We are pleased with our financial results as we follow up a strong first quarter with an even stronger second quarter. Our Small Business loan portfolio grew by ten percent this quarter, reflecting our commitment to lend and assist our customers as they navigate out of this recession. Capital levels and capital generation remain strong.”

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities.

•	The health of the economy declines nationally or regionally which could further reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and under the heading: “Risk factors that may affect results” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended June 30, 2012 and 2011, and March 31, 2012.

Table 1

SUMMARY FINANCIAL INFORMATION

(Shares and dollars in thousands)	Quarter ended June 30, 2012	Quarter ended June 30, 2011	Change	Quarter ended March 31, 2012	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.96%	0.65%	0.31%	0.89%	0.07%
Return on average equity, annualized	8.14%	5.53%	2.61%	7.41%	0.73%
Efficiency ratio for quarter to date	67.21%	64.68%	2.53%	68.05%	-0.84%
Share and Per Share figures—Actual
Common shares outstanding at period end	16,265	16,991	(726)	16,505	(240)
Weighted average diluted shares	16,302	16,991	(689)	16,805	(503)
Income per diluted share	$0.12	$0.07	$0.05	$0.11	$0.01
Book value per common share	$5.54	$5.23	$0.31	$5.47	$0.07
Tangible book value per common share	$5.22	$4.88	$0.34	$5.11	$0.11

Capital Ratios
	June 30, 2012	June 30, 2011	Change	March 31, 2012	Change
Bank of Commerce Holdings
Tier 1 risk based capital ratio	13.64%	15.75%	-2.11%	14.15%	-0.51%
Total risk based capital ratio	14.89%	17.00%	-2.11%	15.41%	-0.52%
Leverage ratio	13.26%	12.87%	0.39%	13.36%	-0.10%
Redding Bank of Commerce
Tier 1 risk based capital ratio	13.37%	15.76%	-2.39%	13.98%	-0.61%
Total risk based capital ratio	14.62%	17.02%	-2.40%	15.23%	-0.61%
Leverage ratio	12.72%	12.16%	0.56%	12.59%	0.13%

As indicated in Table 1 above, Bank of Commerce Holdings (the “Company”) remains well capitalized. At June 30, 2012, the Company’s Tier 1 and Total risk based capital ratios measured 13.64% and 14.89% respectively, while the leverage ratio was 13.26%.

Return on average assets (ROA) and return on average equity (ROE) for the three months ended June 30, 2012, was 0.96% and 8.14%, respectively, compared with 0.65% and 5.53%, respectively, for the three months ended June 30, 2011. The increase in ROA and ROE for the three months ended June 30, 2012, compared with the same period a year ago, was primarily driven by reduced provision for loan and lease losses, increased mortgage banking net income, and decreased basic and dilutive weighted average shares. The increases in the aforementioned items were partially offset by decreased yields realized from the loan portfolio. The Company continues to experience decreased yields in the loan portfolio due to the pay-off of higher yielding loans, originations and renewals at relatively lower rates, and the transfer of existing loans to nonaccrual status.

Balance Sheet Overview

As of June 30, 2012, the Company had total consolidated assets of $962.5 million, total net portfolio loans of $583.6 million, allowance for loan and lease losses of $12.5 million, total deposits of $682.5 million, and stockholders’ equity of $113.6 million.

Overall, the net portfolio loan balance increased modestly during the second quarter. The Company’s net loan portfolio was $583.6 million at June 30, 2012, compared with $579.4 million at March 31, 2012, an increase of $4.2 million, or 0.72%. The increase in net portfolio loans was primarily driven by net originations of commercial loans, partially offset by net payoffs of commercial real estate loans, and an increase to the allowance for loan and lease losses (ALLL). Commercial loan originations were diversified in amounts and geographic location, and were not related to any particularly large origination or concentration in either of our markets.

Table 2

PERIOD END LOANS

(Dollars in thousands)	June 30, 2012	% of Total	June 30, 2011	% of Total	Change		March 31, 2012	% of Total
					Amount	%
Commercial	$151,834	25%	$140,610	24%	$11,224	8%	$138,334	23%
Real estate—construction loans	29,048	5%	26,357	4%	2,691	10%	28,100	5%
Real estate—commercial (investor)	214,004	36%	218,535	37%	(4,531)	-2%	224,725	38%
Real estate—commercial (owner occupied)	69,024	12%	68,327	11%	697	1%	67,911	11%
Real estate—ITIN loans	62,189	10%	67,675	11%	(5,486)	-8%	63,759	11%
Real estate—mortgage	19,638	3%	22,116	4%	(2,478)	-11%	19,043	3%
Real estate—equity lines	45,761	8%	46,850	8%	(1,089)	-2%	44,373	8%
Consumer	4,396	1%	5,271	1%	(875)	-17%	4,426	1%
Other loans	51	0%	91	0%	(40)	-44%	84	0%

Gross portfolio loans	595,945	100%	595,832	100%	113	0%	590,755	100%
Less:
Deferred loan fees, net	(160)		51		(211)	-414%	(29)
Allowance for loan and lease losses	12,497		13,363		(866)	-6%	11,373

Net portfolio loans	$583,608		$582,418		$1,190	0%	$579,411

Yield on loans	5.43%		5.74%		-0.31%		5.68%

Table 3

PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES

(Dollars in thousands)	June 30, 2012	% of Total	June 30, 2011	% of Total	Change		March 31, 2012	% of Total
					Amount	%
Cash equivalents:
Cash and due from banks	$41,221	15%	$19,091	9%	$22,130	116%	$40,564	16%
Interest bearing due from banks	24,035	9%	29,225	14%	(5,190)	-18%	24,165	9%

	65,256	24%	48,316	23%	16,940	35%	64,729	25%
Investment Securities:
U.S. Treasury and agency	0	0%	21,982	10%	(21,982)	-100%	0	0%
Obligations of state and political subdivisions	76,179	28%	57,881	28%	18,298	32%	72,368	28%
Mortgage backed securities	52,842	20%	39,309	19%	13,533	34%	48,416	19%
Corporate securities	49,477	19%	23,432	11%	26,045	111%	46,221	18%
Other asset backed securities	22,850	9%	19,580	9%	3,270	17%	25,875	10%

	201,348	76%	162,184	77%	39,164	24%	192,880	75%

Total cash equivalents and investment securities	$266,604	100%	$210,500	100%	$56,104	27%	$257,609	100%

Yield on cash equivalents and investment securities	2.80%		2.68%		0.12%		2.69%

The Company maintained a strong liquidity position during the reporting period. As of June 30, 2012, the Company maintained cash positions at the Federal Reserve Bank (FRB) and correspondent banks in the amount of $41.2 million. The Company also held certificates of deposits with other financial institutions in the amount of $24.0 million, which the Company considers highly liquid.

The Company’s available-for-sale investment portfolio is primarily utilized as a source of liquidity to fund other higher yielding asset opportunities, such as commercial and mortgage loan originations when required. Investment securities totaled $201.3 million at June 30, 2012, compared with $192.9 million at March 31, 2012. During the second quarter of 2012, the Company continued to reposition the portfolio to shorten duration while maintaining marginal yields. Specifically, during the period, the Company focused on decreasing duration in the municipal portfolio, and to a lesser extent the residential mortgage backed portfolio. In addition, principal and maturity cash flows received from mortgage backed securities were not only reinvested in additional mortgage backed securities, but also relatively short term financial institution corporate bonds, and tax exempt municipal bonds. As such, decreases in the amortized cost basis of other asset backed securities were more than offset by increases in the amortized cost basis of corporate bonds, tax exempt municipal bonds, and mortgage backed securities. During the second quarter 2012, the Company purchased forty-one securities with a weighted average yield of 3.37%, and sold twenty-six securities with a weighted yield of 2.87%. The Company will continue to seek opportunities to shorten portfolio duration in the foreseeable future in accordance to the Company’s overall rate view. Pursuant to the sales activity, the Company recorded $542 thousand in realized gains on the sales of securities during the three months ended June 30, 2012.

At June 30, 2012, the Company’s net unrealized gain on available-for-sale securities was $2.8 million, compared with $2.1 million net unrealized gains at March 31, 2012. The favorable change in net unrealized gains was primarily a result of favorable changes in unrealized gains relating to the municipal bond portfolio, caused by changes in market interest rates or the contraction of market spreads subsequent to the initial purchase of these bonds.

Table 4

QUARTERLY AVERAGE DEPOSITS BY CATEGORY

(Dollars in thousands)	Q2 2012	% of Total	Q2 2011	% of Total	Change		Q1 2012	% of Total
					Amount	%
Demand deposits	$108,940	16%	$92,811	14%	$16,129	17%	$106,617	16%
Interest bearing demand	187,288	28%	147,802	23%	39,486	27%	178,386	27%

Total checking deposits	296,228	44%	240,613	37%	55,615	23%	285,003	43%
Savings	88,869	14%	93,111	15%	(4,242)	-5%	88,888	13%

Total non-time deposits	385,097	58%	333,724	52%	51,373	15%	373,891	56%
Time deposits	282,490	42%	306,668	48%	(24,178)	-8%	288,194	44%

Total deposits	$667,587	100%	$640,392	100%	$27,195	4%	$662,085	100%

Weighted average rate on total deposits	0.90%		1.25%		-0.35%		0.96%

Second quarter 2012 average total deposits of $667.6 million increased 4% or $27.2 million from the second quarter in 2011. Non maturing core deposits increased $68.0 million or 21% year over year. Insured Cash Sweep (ICS) deposits totaling $18.2 million as of June 30, 2012 are included in interest bearing demand. ICS deposits are brokered money market deposit accounts which are considered noncore.

Operating Results for the Second Quarter 2012

Due to conservative underwriting, active servicing of problem credits, and maintenance of a relatively solid net interest margin, the Company has remained profitable over an extended period despite continued weak economic conditions. Accordingly, the Company continues to be well positioned to take advantage of strategic growth opportunities.

Net income attributable to Bank of Commerce Holdings was $2.3 million for the three months ended June 30, 2012, compared with $2.1 million for the three months ended March 31, 2012, and $1.5 million for the three months ended June 30, 2011. Net income available to common shareholders was $2.0 million for the three months ended June 30, 2012, compared with $1.9 million for the three months ended March 31, 2012, and $1.3 million for the three months ended June 30, 2011. During the second quarter of 2012, diluted earnings per share increased $0.01 per share when compared to the first quarter of 2012, and increased $0.05 per share compared to the second quarter of 2011.

The Company continued to pay quarterly cash dividends of $0.03 per share during 2012, consistent with the quarterly dividends paid in 2011.

Table 5

SUMMARY INCOME STATEMENT

(Dollars in thousands)	Q2 2012	Q2 2011	Change		Q1 2012	Change
			Amount	%		Amount	%
Net interest income	$8,711	$8,517	$194	2%	$8,465	$246	3%
Provision for loan and lease losses	1,650	2,580	(930)	-36%	1,300	350	27%
Noninterest income	7,152	3,625	3,527	97%	6,052	1,100	18%
Noninterest expense	10,661	7,854	2,807	36%	9,879	782	8%

Income before income taxes	3,552	1,708	1,844	108%	3,338	214	6%
Provision for income taxes	1,128	216	912	422%	1,102	26	2%

Net income	2,424	1,492	932	62%	2,236	188	8%
Less: Net income attributable to noncontrolling interest	172	6	166	2767%	176	(4)	-2%

Net income attributable to Bank of Commerce Holdings	2,252	1,486	766	52%	2,060	192	9%
Less: preferred dividend and accretion on preferred stock	248	235	13	6%	186	62	33%

Income available to common shareholders	$2,004	$1,251	$753	60%	$1,874	$130	7%

Basic earnings per share	$0.12	$0.07	$0.05	71%	$0.11	$0.01	9%
Diluted earnings per share	$0.12	$0.07	$0.05	71%	$0.11	$0.01	9%
Cash dividends declared per share	$0.03	$0.03	$0.00	0%	$0.03	$0.00	0%

Net interest income for the three months ended June 30, 2012 was $8.7 million, an increase of $194 thousand or 2% compared to the same period in 2011, and an increase of $246 thousand compared with the three months ended March 31, 2012. The increase in net interest income during the three months ended June 30, 2012 compared to the same period a year ago was primarily driven by decreased cost of funds resulting from the re-pricing of deposits into lower rates and a lower volume of interest bearing liabilities, partially offset by decreased interest income realized from the loan portfolio. The decrease in loan interest income was primarily driven by the downward re-pricing of the ITIN variable rate 1-4 family mortgage loans. During the three months ended June 30, 2012, the ITIN portfolio with a current quarterly average balance of $63.0 million yielded 3.5% compared to a yield of 5.2% during the same period a year ago.

Table 6

NET INTEREST SPREAD AND MARGIN

(Dollars in thousands)	Q2 2012	Q2 2011	Change Amount	Q1 2012	Change Amount
Tax equivalent yield on average interest earning assets	4.86%	4.93%	-0.07%	4.94%	-0.08%
Rate on average interest bearing liabilities	1.05%	1.20%	-0.15%	1.20%	-0.15%

Net interest spread	3.81%	3.73%	0.08%	3.74%	0.07%
Net interest margin on a tax equivalent basis	4.03%	3.97%	0.06%	3.98%	0.05%

Average earning assets	$891,529	$881,887	$9,642	$877,488	$14,041
Average interest bearing liabilities	$704,440	$711,513	$(7,073)	$700,645	$3,795

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 4.03% for the three months ended June 30, 2012, an increase of 6 basis points compared to the same period a year ago. The increase in net interest margin during the three months ended June 30, 2012 compared to the same period a year ago primarily resulted from a decreased cost of funds due to the re-pricing of deposits, partially offset by lower yields in the loan portfolio. During the three months ended June 30, 2012, the tax equivalent yield on earning assets decreased from 4.93% to 4.86% or 7 basis points compared to the same period a year ago. The decrease in yield on earning assets was more than offset by a decrease in interest expense to average earning assets. Interest expense as a percent of average earning assets decreased from 0.97% to 0.83% or 14 basis points on a quarter-over-quarter basis. As a result, the Company realized a moderate widening of the net interest margin during the three months ended June 30, 2012 compared to the same period a year ago.

Noninterest income for the three months ended June 30, 2012 was $7.2 million, an increase of $3.5 million or 97% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended June 30, 2012 and 2011, and March 31, 2012:

Table 7

NONINTEREST INCOME

(Dollars in thousands)	Q2 2012	Q2 2011	Change		Q1 2012	Change
			Amount	%		Amount	%
Service charges on deposit accounts	$50	$52	$(2)	-4%	$47	$3	6%
Payroll and benefit processing fees	118	102	16	16%	155	(37)	-24%
Earnings on cash surrender value—Bank owned life insurance	114	119	(5)	-4%	113	1	1%
Gain (loss) on investment securities, net	542	655	(113)	-17%	645	(103)	-16%
Merchant credit card service income, net	38	33	5	15%	35	3	9%
Mortgage banking revenue, net	6,144	2,550	3,594	141%	4,932	1,212	25%
Other income	146	114	32	28%	125	21	17%

Total noninterest income	$7,152	$3,625	$3,527	97%	$6,052	$1,100	18%

Payroll and benefit processing fees increased by $16 thousand for the three months ended June 30, 2012 compared to the same period a year ago. In September 2011, the Bank acquired eighty payroll processing customer relationships from a local payroll processing sole proprietorship. As a result of the transaction, the Company has recognized increased payroll and benefit processing fees during the current period.

Gains on the sale of investment securities decreased by $113 thousand for the three months ended June 30, 2012 compared to the same period a year ago. During the second quarter of 2012, the Company sold twenty-six securities compared to thirty-three during the same period a year ago. The sales activity during the second quarter of 2012 resulted in gross gains of $571 thousand and gross losses of $29 thousand.

Merchant credit card service income was $38 thousand and $33 thousand for the three months ended June 30, 2012 and 2011, respectively.

Mortgage banking revenue is primarily derived from net origination fees on residential mortgage loans and net revenue derived from the sale of mortgage loans to financial institutions. Net mortgage banking revenue includes gain on sale of loans, revenue from brokers, mortgage loan origination fees, and direct mortgage loan costs. Loan origination fees and broker revenue are recorded as income when the loans are sold. Mortgage banking revenue during the three months ended June 30, 2012 increased $3.6 million or 141% compared to the same period a year ago. During second quarter of 2012 the Company benefited from increased closed loan volume as a result of the historically low interest rate environment. For the three months ended June 30, 2012, closed loan volume was $283.5 million compared to $125.0 million during the same period a year ago. During the three months ended June 30, 2012 the Company recorded $8.5 million in gains on sale of mortgage loans compared to $3.0 million during the same period a year ago.

The major components of other income are fees earned on ATM, online banking services, wire transfers, and FHLB dividends. The increases in other income were primarily driven by changes of the various components, and are a result of normal operating activities.

Noninterest expense for the three months ended June 30, 2012 was $10.7 million, an increase of $2.8 million or 36% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended June 30, 2012 and 2011, and March 31, 2012:

Table 8

NONINTEREST EXPENSE

(Dollars in thousands)	Q2 2012	Q2 2011	Change		Q1 2012	Change
			Amount	%		Amount	%
Salaries and related benefits	$6,478	$4,017	$2,461	61%	$5,982	$496	8%
Occupancy and equipment expense	825	800	25	3%	862	(37)	-4%
Write down of other real estate owned	425	370	55	15%	0	425	100%
FDIC insurance premium	198	363	(165)	-45%	212	(14)	-7%
Data processing fees	115	91	24	26%	70	45	64%
Professional service fees	639	595	44	7%	663	(24)	-4%
Deferred compensation expense	146	131	15	11%	144	2	1%
Other expenses	1,835	1,487	348	23%	1,946	(111)	-6%

Total noninterest expense	$10,661	$7,854	$2,807	36%	$9,879	$782	8%

Salaries and related benefits expense for the three months ended June 30, 2012 was $6.5 million, an increase of $2.5 million or 61% compared to the same period a year ago. The increase in salary and related benefit expense during the second quarter compared to the same period a year ago was primarily driven by a $2.0 million increase in salaries and bonuses paid out from our mortgage subsidiary, and a $390 thousand increase in the employee cash incentive program accrued at the Bank. The increase in salaries and bonuses paid out by the mortgage subsidiary was driven by increased volume and the commensurate increase in full time equivalents.

Although there has been an easing of velocity of declining real estate values, depressed values continue to detrimentally affect our loan portfolio and have led to a continued elevated level of foreclosures on related properties and movement of the properties into OREO. Particularly impacted by the depressed real estate market are our ITIN loans, which consist of 1-4 family mortgages. At June 30, 2012, eleven 1-4 family residential properties consisting of an aggregate principal balance of $697 thousand were held in OREO. These properties are generally sold within four months from foreclosure, and generally have not had further impairment subsequent to transferring into OREO. At June 30, 2012 two commercial real estate properties consisting of an aggregate principal balance of $2.0 million were held in OREO as well. These properties carry significantly higher appraised values than 1-4 family residential properties, and have much longer disposition times. Accordingly, all of the subsequent impairment of the Company’s OREO is related to the commercial properties. During the three months ended June 30, 2012, further impairment was deemed necessary for one commercial property in the amount of $425 thousand. During the same period a year ago, impairment was deemed necessary for three commercial real estate properties in the amount of $370 thousand.

The decrease in FDIC assessments during the three months ended June 30, 2012, compared to the same period a year ago resulted from improvements in the Bank’s overall deposit assessment risk profile. Additional discussion on FDIC insurance assessments is provided in our most recent 10K filed on March 9, 2012, in Item 1 under the caption Federal Deposit Insurance Premiums.

Data processing fees for the three months ended June 30, 2012, increased by $24 thousand or 26% compared to the same period a year ago. The increase in data processing fees was primarily driven by activity associated with the Bank’s online banking platform. Subsequent to June 30, 2011, three new products were added to the platform, resulting in additional subscription fees paid to the third party provider. In addition, customer usage of the platform has increased during the three months ended June 30, 2012 compared to the same period a year ago. Accordingly, the increase in usage has led to additional fees paid to the third party provider.

Professional service fees encompass audit, legal and consulting fees. Professional service fees for the three months ended June 30, 2012 was $639 thousand, an increase of $44 thousand or 7% compared to the same period a year ago. The increase was primarily driven by $40 thousand of expenses incurred by the Bank for the recruitment of certain banking professionals.

Other expenses for the three months ended June 30, 2012 were $1.8 million, an increase of $348 thousand or 23% compared to the same period a year ago. The increase in other expenses was primarily driven by increased overhead and marketing expenses as a result of increased volume at the mortgage subsidiary. With the historically low interest rates driving additional refinancing and originations volume, the mortgage subsidiary has incurred increased variable costs such as utilities, telephone, office supplies, meals, travel, and marketing.

Table 9

ALLOWANCE ROLL FORWARD

(Dollars in thousands)	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
Beginning balance	$11,373	$10,622	$10,590	$13,363	$13,610
Provision for loan loss charged to expense	1,650	1,300	1,800	2,211	2,580
Loans charged off	(880)	(788)	(1,996)	(5,355)	(3,166)
Loan loss recoveries	354	239	228	371	339

Ending balance	$12,497	$11,373	$10,622	$10,590	$13,363
Gross portfolio loans outstanding at period end	$595,945	$590,755	$584,688	$589,608	$595,832
Ratio of allowance for loan losses to total loans	2.10%	1.93%	1.82%	1.80%	2.24%
Nonaccrual loans at period end:
Commercial	$0	$0	$49	$228	$901
Construction	104	105	106	1,650	1,999
Commercial real estate	6,160	5,943	6,104	3,034	3,282
Residential real estate	13,943	14,544	14,806	14,010	12,741
Home equity	298	302	353	353	0

Total nonaccrual loans	$20,505	$20,894	$21,418	$19,275	$18,923
Accruing troubled debt restructured loans
Commercial	$56	$0	$0	$0	$0
Construction	0	0	0	0	108
Commercial real estate	12,798	14,584	14,590	16,811	17,304
Residential real estate	2,750	2,920	2,870	3,279	6,569
Home equity	436	401	423	426	429

Total accruing restructured loans	$16,040	$17,905	$17,883	$20,516	$24,410
All other accruing impaired loans	472	472	472	908	539

Total impaired loans	$37,017	$39,271	$39,773	$40,699	$43,872

Allowance for loan and lease losses to nonaccrual loans at period end	60.95%	54.43%	49.59%	54.94%	70.62%
Nonaccrual loans to total loans	3.44%	3.54%	3.66%	3.27%	3.18%
Allowance for loan and lease losses to impaired loans	33.76%	28.96%	26.71%	26.02%	30.46%

The ALLL totaled $12.5 million and $11.4 million at June 30, 2012 and March 31, 2012, respectively. The increase in the ALLL as of June 30, 2012 as compared to March 31, 2012 is principally attributable to provisions for loan and lease losses exceeding net charge offs for the current period. There were a number of factors that contributed to the decrease in net charge offs, including less impairment charges on both existing impaired loans and newly classified impaired loans, and overall stabilization of our existing loan portfolio.

Net charge offs were $526 thousand for the three months ended June 30, 2012, compared with net charge offs of $549 thousand for the three months ended March 31, 2012. The second quarter charge offs were centered in commercial real estate, 1-4 family residential, and home equity loans. Overall, the loan portfolio is showing some signs of stabilization, however there are lingering weaknesses where the borrower’s business revenue is tied to real estate. At June 30, 2012, the loan portfolio reflects a slight decrease in total past due loans and impaired loans, compared to March 31, 2012. However, during the second quarter of 2012, there was a net migration of loans from an internal risk rating of special mention to substandard. The commercial real estate loan portfolio and commercial loan portfolio will continue to be influenced by weakness in real estate values, the effects of high unemployment levels, and general overall weakness in economic conditions. As such, management will continue to aggressively identify and dispose of problematic assets which could lead to an elevated level of charge offs. Despite the current level of charge offs, management believes the Company’s ALLL is adequately funded given the current level of credit risk.

At June 30, 2012, the recorded investment in loans classified as impaired totaled $37.0 million, with a corresponding valuation allowance (included in the ALLL) of $3.7 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At March 31, 2012, the total recorded investment in impaired loans was $39.3 million, with a corresponding valuation allowance (included in the ALLL) of $2.4 million.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended June 30, 2012, the Company restructured five loans, two of which were restructured to grant interest rate concessions; the three remaining restructured loans were restructured in a manner that granted a combination of either interest rate, maturity, or payment deferral concessions. During the three months ended June 30, 2011, the Company restructured sixteen loans, all of which were restructured to grant interest rate concessions.

As of June 30, 2012, the Company had $29.6 million in TDRs compared to $31.2 million as of March 31, 2012. As of June 30, 2012, the Company had one hundred and four restructured loans that qualified as TDRs, of which seventy-six were performing according to their restructured terms. TDRs represented 4.97% of gross portfolio loans as of June 30, 2012, compared with 5.29% at March 31, 2012.

Table 10

TROUBLED DEBT RESTRUCTURINGS

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Nonaccrual	$13,607	$13,324	$13,418	$9,155	$7,959
Accruing	16,040	17,904	17,883	20,516	24,410

Total troubled debt restructurings	$29,647	$31,228	$31,301	$29,671	$32,369
Percentage of total gross portfolio loans	4.97%	5.29%	5.35%	5.03%	5.43%

Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, totaled $20.6 million or 3.45% of total portfolio loans as of June 30, 2012, as compared to $20.9 million, or 3.54% of total loans at March 31, 2012. Nonperforming assets, which include nonperforming loans and foreclosed real estate, totaled $23.2 million, or 2.41% of total assets as of June 30, 2012, compared with $22.8 million, or 2.45% of total assets as of March 31, 2012.

Table 11

NONPERFORMING ASSETS

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Commercial	$0	$0	$49	$228	$901
Real estate construction
Commercial real estate construction	0	0	0	1,543	1,973
Residential real estate construction	104	105	106	107	26

Total real estate construction	104	105	106	1,650	1,999
Real estate mortgage
1-4 family, closed end 1st lien	4,114	4,378	4,474	4,205	3,002
1-4 family revolving	298	302	353	353	0
ITIN 1-4 family loan pool	9,829	10,166	10,332	9,805	9,739

Total real estate mortgage	14,241	14,846	15,159	14,363	12,741
Commercial real estate	6,160	5,943	6,104	3,034	3,282

Total nonaccrual loans	20,505	20,894	21,418	19,275	18,923
90 days past due and still accruing	65	0	95	373	953

Total nonperforming loans	20,570	20,894	21,513	19,648	19,876
Other real estate owned	2,647	1,913	3,731	1,665	1,793

Total nonperforming assets	$23,217	$22,807	$25,244	$21,313	$21,669
Nonperforming loans to total loans	3.45%	3.54%	3.68%	3.33%	3.34%
Nonperforming assets to total assets	2.41%	2.45%	2.68%	2.30%	2.49%

As of June 30, 2012, nonperforming assets of $23.2 million have been written down by 34%, or $7.8 million, from their original balance of $33.2 million.

Table 12

OTHER REAL ESTATE OWNED ACTIVITY

(Dollars in thousands)	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
Beginning balance	$1,913	$3,731	$1,665	$1,793	$3,868
Additions to OREO	1,817	134	2,399	129	407
Dispositions of OREO	(658)	(1,952)	(333)	(257)	(2,112)
OREO valuation adjustment	(425)	0	0	0	(370)

Ending balance	$2,647	$1,913	$3,731	$1,665	$1,793

At June 30, 2012, the recorded investment in OREO was $2.6 million compared to $1.9 million at March 31, 2012. For the three months ended June 30, 2012, the Company transferred foreclosed property from eleven loans in the amount of $2.2 million to OREO and adjusted the balances through charges to the ALLL in the amount of $394 thousand relating to the transferred foreclosed property. During this period, the Company sold nine properties with balances of $658 thousand for a net loss of $170 thousand. The June 30, 2012 OREO balance consists of thirteen properties, of which eleven are secured with 1-4 family residential real estate in the amount of $697 thousand. The remaining two properties consist of improved commercial land in the amount of $750 thousand, and a commercial building in the amount of $1.2 million. During the three months ended June 30, 2012, further impairment was deemed necessary for the improved commercial land property in the amount of $425 thousand. During the same period a year ago, impairment was deemed necessary for three commercial real estate properties in the amount of $370 thousand.

The following table presents an income statement summary for the periods indicated below.

Table 13

INCOME STATEMENT

(Amounts in thousands, except for per share data)	Q2 2012	Q2 2011	Change		Q1 2012	Full Year 2011	Full Year 2010
			$	%
Interest income:
Interest and fees on loans	$8,777	$8,958	$(181)	-2%	$8,867	$36,138	$38,034
Interest on tax-exempt securities	585	478	107	22%	580	2,014	1,692
Interest on U.S. government securities	408	633	(225)	-36%	391	2,123	2,083
Interest on other securities	794	577	217	38%	732	2,410	1,616

Total interest income	10,564	10,646	(82)	-1%	10,570	42,685	43,425
Interest expense:
Interest on demand deposits	153	204	(51)	-25%	157	787	968
Interest on savings deposits	105	229	(124)	-54%	116	792	921
Interest on certificates of deposit	1,005	1,272	(267)	-21%	1,065	4,912	6,151
Interest on securities sold under repurchase agreements	7	13	(6)	-46%	6	43	52
Interest on FHLB borrowings	(47)	148	(195)	-132%	150	579	626
Interest on other borrowings	630	263	367	140%	611	1,485	1,684

Total interest expense	1,853	2,129	(276)	-13%	2,105	8,598	10,402

Net interest income	8,711	8,517	194	2%	8,465	34,087	33,023
Provision for loan and lease losses	1,650	2,580	(930)	-36%	1,300	8,991	12,850

Net interest income after provision for loan and lease losses	7,061	5,937	1,124	19%	7,165	25,096	20,173
Noninterest income:
Service charges on deposit accounts	50	52	(2)	-4%	47	192	260
Payroll and benefit processing fees	118	102	16	16%	155	458	448
Earnings on cash surrender value – Bank owned life insurance	114	119	(5)	-4%	113	465	438
Gain (loss) on investment securities, net	542	655	(113)	-17%	645	1,550	1,981
Gain on settlement of put reserve	0	0	0	0%	0	0	1,750
Merchant credit card service income, net	38	33	5	15%	35	376	235
Mortgage banking revenue, net	6,144	2,550	3,594	141%	4,932	14,255	14,328
Other income	146	114	32	28%	125	474	351

Total noninterest income	7,152	3,625	3,527	97%	6,052	17,770	19,791
Noninterest expense:
Salaries and related benefits	6,478	4,017	2,461	61%	5,982	18,789	15,700
Occupancy and equipment expense	825	800	25	3%	862	2,971	3,660
Write down of other real estate owned	425	370	55	15%	0	557	1,571
FDIC insurance premium	198	363	(165)	-45%	212	1,319	1,016
Data processing fees	115	91	24	26%	70	389	270
Professional service fees	639	595	44	7%	663	2,268	1,726
Deferred compensation expense	146	131	15	11%	144	533	493
Goodwill impairment	0	0	0	0%	0	0	32
Other expenses	1,835	1,487	348	23%	1,946	5,400	5,863

Total noninterest expense	10,661	7,854	2,807	36%	9,879	32,226	30,331

Income before provision (benefit) for income taxes	3,552	1,708	1,844	108%	3,338	10,640	9,633
Provision (benefit) for income taxes	1,128	216	912	422%	1,102	2,836	3,159

Net Income	2,424	1,492	932	62%	2,236	7,804	6,474
Less: Net income attributable to noncontrolling interest	172	6	166	2767%	176	549	254

Net income attributable to Bank of Commerce Holdings	$2,252	$1,486	$766	52%	$2,060	$7,255	$6,220

Less: Preferred dividend and accretion on preferred stock	248	235	13	6%	186	943	940
Income available to common shareholders	$2,004	$1,251	$753	60%	$1,874	$6,312	$5,280

Basic earnings per share	$0.12	$0.07	$0.05		$0.11	$0.37	$0.35
Weighted average shares—basic	16,302	16,991	(689)		16,805	16,991	14,951
Diluted earnings per share	$0.12	$0.07	$0.05		$0.11	$0.37	$0.35
Weighted average shares—diluted	16,302	16,991	(689)		16,805	16,991	14,951

Table 14

BALANCE SHEET

(Dollars in thousands)	June 30, 2012	June 30, 2011	Change		March 31, 2012
			$	%
ASSETS
Cash and due from banks	$41,221	$19,091	$22,130	116%	$40,564
Interest bearing due from banks	24,035	29,225	(5,190)	-18%	24,165

Total cash and cash equivalents	65,256	48,316	16,940	35%	64,729
Securities available-for-sale, at fair value	201,348	162,184	39,164	24%	192,880
Portfolio loans	596,105	595,781	324	0%	590,784
Allowance for loan losses	(12,497)	(13,363)	866	-6%	(11,373)

Net loans	583,608	582,418	1,190	0%	579,411
Mortgage loans held for sale	62,544	26,067	36,477	140%	45,467
Total interest earning assets	925,253	832,348	92,905	11%	893,860
Bank premises and equipment, net	10,328	9,691	637	7%	9,965
Goodwill and other intangibles	3,808	3,695	113	3%	3,820
Other real estate owned	2,647	1,793	854	48%	1,913
Other assets	33,006	34,358	(1,352)	-4%	32,399

TOTAL ASSETS	$962,545	$868,522	$94,023	11%	$930,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand—noninterest bearing	$117,649	$87,643	$30,006	34%	$101,436
Demand—interest bearing	207,307	149,917	57,390	38%	178,332
Savings accounts	89,405	93,698	(4,293)	-5%	90,834
Certificates of deposit	268,102	294,173	(26,071)	-9%	293,137

Total deposits	682,463	625,431	57,032	9%	663,739
Securities sold under agreements to repurchase	14,378	15,353	(975)	-6%	13,478
Federal Home Loan Bank borrowings	100,000	91,000	9,000	10%	110,000
Mortgage warehouse line of credit	22,110	4,236	17,874	422%	217
Junior subordinated debentures	15,465	15,465	0	0%	15,465
Other liabilities	14,538	8,843	5,694	64%	14,105

Total Liabilities	848,954	760,328	88,625	12%	817,004
Total Equity—Bank of Commerce Holdings	110,115	105,633	4,482	4%	110,276
Noncontrolling interest in subsidiary	3,476	2,561	916	36%	3,304

Total Stockholders’ Equity	113,591	108,194	5,398	5%	113,580

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$962,545	$868,522	$94,023	11%	$930,584

Table 15

AVERAGE BALANCE SHEET (Year to Date)

(Dollars in thousands)	June 30, 2012	June 30, 2011	December 31, 2011	December 31, 2010	December 31, 2009

Earning assets:
Loans	$649,998	$626,685	$634,949	$640,213	$589,336
Tax exempt securities	66,043	50,899	52,467	42,172	28,384
US government securities	0	29,480	19,182	27,423	8,606
Mortgage backed securities	64,408	73,500	67,052	48,972	53,722
Other securities	67,664	42,256	44,664	15,702	17,313
Interest bearing due from banks	51,166	69,205	64,399	70,911	50,790
Fed funds sold	0	0	0	995	13,438

Average earning assets	899,279	892,025	882,713	846,388	761,589
Cash and DFB	9,467	1,985	2,251	1,781	3,638
Bank premises	9,465	9,576	9,489	9,814	10,322
Other assets	26,850	21,114	25,116	48,116	28,662

Average total assets	$945,061	$924,700	$919,569	$906,099	$804,211

Interest bearing liabilities:
Demand—interest bearing	$183,078	$148,473	$157,696	$141,983	$145,542
Savings deposits	88,879	90,714	91,876	76,718	62,846
CDs	282,904	307,094	296,034	321,051	317,417
Repurchase agreements	13,685	14,224	14,805	12,274	11,006
Other borrowings	136,208	156,756	139,331	134,255	122,057

	704,754	717,261	699,742	686,281	658,868
Demand—noninterest bearing	107,410	95,641	100,722	92,433	69,250
Other liabilities	21,944	5,617	10,997	31,748	9,467
Shareholders’ equity	110,953	106,181	108,108	95,637	66,626

Average liabilities & equity	$945,061	$924,700	$919,569	$906,099	$804,211

BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:

Raymond James Financial / Howe Barnes

John T. Cavender

555 Market Street

San Francisco, CA (800) 346-5544

Sandler & O’Neil / Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022 (888) 383-3112

McAdams Wright Ragen, Inc. / Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204 (866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001 (530) 244-7199

Contact Information:

Patrick J. Moty, President and Chief Executive Officer	Telephone Direct	(530) 722-3953
Linda J. Miles, Executive Vice President and Chief Operating Officer	Telephone Direct	(530) 722-3955
Samuel D. Jimenez, Executive Vice President and Chief Financial Officer	Telephone Direct	(530) 722-3952